Exhibit 10.04

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (“Agreement”), is entered into between LEAPFROG ENTERPRISES, INC., a Delaware corporation (the “Company”), and WILLIAM CHIASSON (“Executive”) and shall be deemed effective as of March 1, 2010 (the “Effective Date”). The Company and Executive are each separately referred to as a “Party” and collectively as the “Parties.”

RECITALS:

WHEREAS, the Company deems Executive’s employment services as contemplated by this Agreement to be material and significant to the Company’s success and desires to ensure that the skills and experience of Executive be made available to the Company; and

WHEREAS, the Parties desire to enter into this Agreement providing for the employment of Executive by the Company on the terms and conditions hereinafter set forth.

AGREEMENT:

NOW, THEREFORE, in consideration of the mutual promises and subject to the terms and conditions set forth herein, the Parties agree as follows:

Section 1. EMPLOYMENT.

1.1 Position, Duties, Responsibilities, Authority. The Company shall employ Executive as its President and Chief Executive Officer, with all such duties, responsibilities and authority as are assigned to him from time to time, consistent with the Bylaws of the Company and as required by the Board of Directors of the Company (the “Board”). Executive’s primary office location shall be at the Company’s corporate headquarters in Emeryville, California, but the Company reserves the right to reasonably require Executive to perform his duties at places other than its corporate headquarters from time to time and to require reasonable business travel.

1.2 Policies and Procedures. The employment relationship between the Parties shall be governed by the general employment policies of the Company, including those relating to protection of confidential information and assignment of inventions, except that when the terms of this Agreement differ from or are in conflict with the Company’s general employment policies or practices, this Agreement shall control.

1.3 Exclusive Employment. Executive shall devote all of his business time and attention to his duties and responsibilities to the Company. During his employment, Executive shall not, without the Board’s prior written approval, render any business, professional or commercial services of any kind to any other person, firm or corporation, whether for compensation or otherwise, except that Executive may engage in civic, philanthropic and community service activities so long as such activities do not interfere with Executive’s ability to comply with his obligations under this Agreement and do not otherwise conflict with the policies or interest of the Company, as determined by the Board in its reasonable discretion.

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1.4 Board of Directors. Executive acknowledges that he will be appointed to the Board to serve as a director of the Company. Executive agrees that if his employment with the Company is terminated for any reason, either voluntarily or involuntarily, with or without cause, he shall resign his position as a member of the Board simultaneously with the termination of his employment, unless the Board shall otherwise determine. So long as Executive serves as an employee of the Company, Executive will receive no compensation for service as a director.

Section 2. COMPENSATION AND OTHER EXECUTIVE BENEFITS.

In consideration of Executive’s employment, and except as otherwise provided herein, Executive shall receive from the Company the compensation and benefits described in this Section 2. Executive authorizes the Company to deduct and withhold from all compensation to be paid to him any and all sums required to be deducted or withheld pursuant to federal, state, or local law, regulation, ruling, or ordinance, including, but not limited to, income tax withholding and payroll taxes.

2.1 Base Compensation and Bonus.

2.1.1 Base Salary. The Company shall pay Executive for his services hereunder a base salary at the rate of $450,000 per year, subject to required withholdings and deductions, paid on the payroll schedule for the Company’s senior executives in effect from time to time. Executive’s base salary shall be subject to annual review by the Board and may be increased, but not decreased, from time to time by the Board. The base salary as determined herein from time to time shall constitute Executive’s “Base Salary” for purposes of this Agreement.

2.1.2 Annual Bonus. Executive shall be eligible to receive an annual bonus (the “Bonus”) based on Executive’s achievement of certain performance objectives established for him by the Board or the Compensation Committee of the Board, as applicable, (the “Objectives”), as well as the Company’s overall business and financial performance. Executive’s target-level Bonus will be set at seventy-five percent (75%) of his Base Salary (the “Target Bonus”), assuming all established target-level Objectives for the Bonus year are achieved, with an opportunity to receive a Bonus of up to a maximum of one hundred fifty percent (150%) of Base Salary for exemplary performance pursuant to stretch-level Objectives (the “Maximum Bonus”), as determined by the Board in its discretion. Executive must remain employed by the Company through and including the last day of each Bonus year in order to be eligible to receive a Bonus for that year, and no prorated Bonus can be earned. The Board (or Compensation Committee), in its sole discretion, will determine whether Executive has earned a Bonus, and the amount of any such Bonus in accordance with the Objectives. The Bonus shall be payable within ten (10) business days after the date the Bonus has been determined, but no later than ninety (90) days following the last day of the Bonus year.

2.2 Vacation. Executive shall be entitled to accrue twenty (20) days of paid vacation each calendar year, accrued on a monthly basis in accordance with Company vacation and leave policies in effect from time to time, up to a maximum accrual of thirty-five (35) days of paid vacation. Executive shall plan and take vacation consistent with his duties and obligations hereunder.

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2.3 Benefits.

2.3.1 General Benefits. Executive shall be entitled to receive all welfare, retirement and fringe benefits (including group medical and dental coverage for Executive, his spouse and dependent children, life and disability insurance coverage, and paid sick leave) and perquisites (collectively, the “Executive benefit plans”) that are made available to the Company’s senior executives generally, in accordance with all terms and conditions governing such benefits in effect from time to time.

2.3.2 Business Travel/Expenses. Executive shall be required to travel in the performance of his duties hereunder, and the Company shall reimburse Executive for all reasonable documented business expenses incurred by Executive in connection with his services hereunder, upon submission to the Company, in accordance with Company policy, of a written accounting of such expenses, which accounting shall include an itemized list of all expenses incurred, the business purposes for which such expenses were incurred, and all such receipts as Executive reasonably has been able to obtain.

Section 3. EQUITY COMPENSATION.

3.1 Equity Compensation. Effective on March 15, 2010, the Company shall grant Executive an award of a nonstatutory stock option with a ten (10) year term to purchase 150,000 shares of the Company’s Class A Common Stock (“Company Common Stock”) pursuant to the LeapFrog Enterprises, Inc. 2002 Equity Incentive Plan as in effect on the Effective Date (the “Plan”). Such option (the “Option”) shall have an exercise price equal to the fair market value of Company Common Stock as determined by the Board or the Compensation Committee of the Board, as applicable, on the date of grant and shall vest over a period of four (4) years, with one forty-eighth (1/48) of the shares subject to the Option vesting for each month of Executive’s continuous employment service following the date of grant. Effective on March 15, 2010, the Company also shall grant Executive an award of a restricted stock unit (the “Restricted Stock Unit”) by which he would receive 150,000 shares of Company Common Stock pursuant to the Plan. One-half (1/2) of the shares of Company Common Stock subject to the Restricted Stock Unit shall vest and be delivered to Executive upon his completion of one (1) year of continuous employment service following the date of grant, and one twenty-fourth (1/24) of the shares of Company Common Stock subject to the Restricted Stock Unit shall vest and be delivered to Executive upon his completion of each month of continuous employment service thereafter. The Option and the Restricted Stock Unit shall be subject to all terms and conditions set forth in the Plan and in a stock option grant notice, stock option agreement, restricted stock unit grant notice and restricted stock unit agreement under the Plan.

3.2 Other Equity Awards. In addition to the Option and the Restricted Stock Unit, the Company has awarded and may in the future award Executive additional stock options or other equity awards (collectively, the “Equity Awards”) pursuant to the Plan as determined by the Compensation Committee of the Board, in its sole discretion. Except as expressly provided herein, the exercisability, vesting and other terms and conditions governing the Equity Awards shall be governed solely by the separate written agreements governing such Equity Awards, and not by this Agreement.

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Section 4. AT WILL EMPLOYMENT; POST-EMPLOYMENT BENEFITS.

4.1 At Will Employment. Executive’s employment with the Company shall be at-will. Accordingly, both Executive and the Company shall remain free to terminate the employment relationship with or without Cause or Good Reason, at any time, with or without advance notice, subject to the terms of this Agreement.

4.2 Payments Due Upon Termination For Any Reason. Upon termination of Executive’s employment for any reason by any Party, Executive (or his estate, if applicable) shall be paid any earned but unpaid Base Salary due to him, all accrued but unused vacation earned through and including the date Executive’s employment terminates (the “Termination Date”), any earned but unpaid prior year bonus and all accrued and vested benefits under all Executive benefit plans. Executive (or his estate, if applicable) shall be reimbursed for all reasonable documented business expenses incurred by Executive through the Termination Date in accordance with the terms of this Agreement and the Company’s expense reimbursement policies and procedures then in effect. In addition, unless such termination is for Cause, the Option, to the extent then vested, and all outstanding Equity Awards that are stock options, to the extent then vested, shall remain exercisable for twelve (12) months following the Termination Date, but not beyond the end of their applicable terms. All payments under this Section 4.2 shall be in addition to any Severance Benefits to which Executive may become entitled pursuant to the terms of this Agreement.

4.3 Termination For Cause.

4.3.1 Cause Defined. The Company may terminate Executive’s employment for “Cause” upon ten (10) business days’ advance written notice to Executive, which notice shall specify the facts constituting Cause. For purposes of this Agreement, “Cause” for termination shall exist if Executive: (i) commits an act of fraud, embezzlement or misappropriation against or involving the Company; (ii) is convicted of, or enters a plea of guilty of no contest to, any felony involving moral turpitude or dishonesty; (iii) commits an act, or fails to commit an act, involving the Company which amounts to, or with the passage of time would amount to, willful misconduct, wanton misconduct, gross negligence or a material breach of this Agreement and which results or is reasonably likely to result in significant harm to the Company; or (iv) willfully fails to perform his responsibilities and duties under this Agreement for a period of ten (10) business days following receipt of written notice from the Company specifically describing past instances of willful failure of performance and providing Executive an opportunity to cure any such claimed past failure of performance, if it is reasonably susceptible to cure. No act or failure to act on Executive’s part shall be considered “willful” if Executive acted (or failed to act) in good faith, based on a reasonable belief that Executive’s act or omission was in (and not opposed to) the best interests of the Company.

4.3.2 No Benefits Upon Termination For Cause. Executive shall not be entitled to any severance or other post-employment benefits from the Company upon termination of his employment for Cause, except as may be provided by contract or required by law. Executive shall forfeit the Option, the Restricted Stock Unit and all other Equity Awards, to the extent unvested as of the Termination Date for Executive’s employment termination for Cause, and Executive shall have thirty (30) days after such Termination Date (but not beyond the end of their applicable terms) to exercise any vested shares subject to the Options or any other options.

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4.4 Termination Without Cause. Upon termination of Executive’s employment without Cause and Executive’s satisfaction of the release requirements set forth in Section 4.7 below and continuing satisfaction of the covenants set forth in Section 9 below, the Company shall provide Executive cash severance benefits, payable in twelve (12) monthly installments, equal to the following: (i) twelve (12) months of Base Salary, at the rate in effect during the last regularly scheduled payment period immediately preceding Executive’s termination date, and (ii) a payment equal to Executive’s Target Bonus for the calendar year in which such termination occurs. The foregoing cash severance benefits are hereinafter referred to as the “Severance Benefits.”

4.5 Resignation for Good Reason.

4.5.1 Good Reason Defined. For purposes of this Agreement, a resignation from employment for Good Reason means a voluntary termination by Executive within seventy (70) days after the occurrence of one of the following events without his express written consent: (i) a material diminution in Executive’s authority, duties or responsibilities (subject to the clarification in the immediately following sentence); (ii) a reduction in Executive’s Base Salary in an amount greater than ten percent (10%) of Executive’s Base Salary prior to such reduction, unless the base salaries of other senior executive employees are reduced by at least the same percentage; (iii) a change in the geographic location of Executive’s workplace by more than fifty (50) miles from its previous location; or (iv) a material breach by the Company, or its successor, of this Agreement (including the failure of a successor to assume the obligations of this Agreement).

For the avoidance of doubt, any Change in Control, immediately following which Executive does not hold the senior-most position in his functional area in the surviving top-most parent company (disregarding for these purposes any company that is an investment fund or other non-operating company), whether public or private, and does not report directly to the chief executive officer of such top-most parent company (or to the board of directors of such top-most parent company if Executive is the chief executive officer of the Company immediately prior to the Change in Control) shall be regarded as a material diminution in Executive’s authority, duties or responsibilities for purposes of this definition, provided that Executive, as a condition of resigning for Good Reason on such basis, shall first have remained in employment with the Company, or its successor, on a full time basis (or on a less than full time basis, as the Company or its successor shall determine), with a Base Salary that is no less than it was immediately prior to the Change in Control (unadjusted for employment on a less than full time basis), for a period of six (6) months (or such shorter period as the Company or its successor shall determine) in order to provide transition support to the Company or its successor.

Prior to any resignation for Good Reason, Executive must provide written notice to the Company of the existence of the Good Reason event within thirty (30) days following its initial existence, and the Company shall have a period of thirty (30) days following such notice within which to cure the event. If the event is cured within such time period, Executive shall not be entitled to resign from his employment for Good Reason.

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4.5.2 Benefits Upon Resignation For Good Reason. Upon Executive’s resignation from employment for Good Reason and satisfaction of the release requirements set forth in Section 4.7 below, the Company shall provide Executive the Severance Benefits, which shall commence to be paid as soon as practicable after the effective date of the Release (as defined in Section 4.7 below) but with the Severance Benefits effective as of the Termination Date and any payments from the Termination Date to the payment commencement date being paid in arrears on such payment commencement date.

4.6 No Severance Benefit Upon a Resignation Without Good Reason. Upon Executive’s resignation from employment without Good Reason, Executive shall not be eligible to receive any severance or other post-employment benefits, except as may be provided by contract or required by law.

4.7 Severance Benefits Conditions. As a precondition to receiving the Severance Benefits, Executive must sign and allow to become effective a general release (the “Release”) of claims against the Company and its officers, directors, employees, shareholders, parent or subsidiary entities, agents and affiliates, in the form attached hereto as Exhibit A, within ninety (90) days after the Termination Date. Executive’s continued service on the Board after the Termination Date (if requested and agreed upon by the Parties) shall not modify or alter in any way Executive’s severance-related rights or the release requirements set forth under this Agreement.

Section 5. COMPENSATION UPON CERTAIN TRANSACTIONS.

Executive shall be eligible to receive certain benefits upon a “Change in Control” (defined below) on the terms set forth below.

5.1 Change in Control.

5.1.1 Change in Control. For purposes of this Agreement, a Change in Control means the occurrence, in a single transaction or in a series of related transaction, of any one or more of the following events:

(i) any Exchange Act Person (as defined in the Plan) (other than Larry Ellison, Michael Milken, Lowell Milken, or any combination of the foregoing), becomes the owner, directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the combined voting power of the Company’s then outstanding securities other than by virtue of a merger, consolidation or similar transaction;

(ii) there is consummated a merger, consolidation or similar transaction involving (directly or indirectly) the Company and, immediately after the consummation of such merger, consolidation, or similar transaction, the stockholders of the Company immediately prior thereto do not own, directly or indirectly, outstanding voting securities representing more than fifty percent (50%) of the combined voting power of the surviving entity in such merger, consolidation or similar transaction or more than fifty percent (50%) of the combined outstanding voting power of the parent of the surviving entity in such merger, consolidation or similar transaction;

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(iii) the stockholders of the Company approve or the Board approves a plan of complete dissolution or liquidation of the Company; or

(iv) there is consummated a sale, lease, license or other disposition of all or substantially all of the consolidated assets of the Company and its Subsidiaries, other than a sale, lease, license or other disposition of all or substantially all of the consolidated assets of the Company and its Subsidiaries to an entity, more than fifty percent (50%) of the combined voting power of the voting securities of which are owned by stockholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale, lease, license, or other disposition.

5.1.2 Accelerated Vesting. Upon the occurrence of a Change in Control, the Company will accelerate the vesting of the Option, the Restricted Stock Unit and all Equity Awards then held by Executive so that the Option, the Restricted Stock Unit and Equity Awards become fully vested as of the date the Change in Control occurs.

5.1.3 Other Benefits. If, in connection with or during the two (2) year period following the occurrence of a Change in Control, Executive’s employment is terminated by the Company, its successor or other surviving entity without Cause or Executive resigns for Good Reason, Executive’s vested Option and Equity Awards granted in the form of stock options shall remain exercisable for twelve (12) months after the Termination Date (but not beyond the end of their applicable terms). The Company, its successor or other surviving entity shall provide Executive the amounts payable pursuant to Section 4.2 and the Severance Benefits pursuant to Section 4.4; provided, however, that the Severance Benefits shall be calculated and paid on the basis of twenty-four (24) months of Base Salary and two (2) times Executive’s Target Bonus. The foregoing Severance Benefits shall be subject to Executive delivering an effective Release to the Company, its successor or other surviving entity within sixty (60) days after the Termination Date and his continuing satisfaction of the covenants set forth in Section 9 below.

Section 6. CODE SECTION 409A COMPLIANCE.

Notwithstanding anything to the contrary herein, the following provisions apply to the extent Severance Benefits provided herein are subject to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations and other guidance thereunder and any state law of similar effect (collectively, “Section 409A”). Severance Benefits shall not commence until Executive has a “separation from service” for purposes of Section 409A. Each installment of Severance Benefits is a separate “payment” for purposes of Treasury Regulations Section 1.409A-2(b)(2)(i), and the Severance Benefits are intended to satisfy the exemptions from application of Section 409A provided under Treasury Regulations Sections 1.409A-1(b)(4) and 1.409A-1(b)(9). However, if such exemptions are not available and Executive is, upon separation from service, a “specified employee” for purposes of Section 409A, then, solely to the extent necessary to avoid adverse personal tax consequences under Section 409A, the timing of the Severance Benefits payments shall be delayed until the earlier of (i) six (6) months and one day after Executive’s separation from service, or (ii) Executive’s death.

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Section 7. PARACHUTE PAYMENTS.

7.1 Better After Tax Result. If any payment or benefit Executive would receive in connection with a Change in Control pursuant to this Agreement or otherwise (collectively, the “Transaction Benefit”) (i) would constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Transaction Benefit shall be reduced to the Reduced Amount. The “Reduced Amount” shall be either (a) the largest portion of the Transaction Benefit that would result in no portion of the Transaction Benefit being subject to the Excise Tax or (b) the largest portion, up to and including the total, of the Transaction Benefit, whichever amount, after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in Executive’s receipt, on an after-tax basis, of the greater amount of the Transaction Benefit notwithstanding that all or some portion of the Transaction Benefit may be subject to the Excise Tax. If a reduction in payments or benefits constituting “parachute payments” is necessary so that the Transaction Benefit equals the Reduced Amount, reduction shall occur in a manner necessary to provide Executive with the greatest economic benefit. If more than one manner of reduction of the Transaction Benefit necessary to achieve the Reduced Amount yields the greatest economic benefit to Executive, the payments and benefits constituting the Transaction Benefit shall be reduced pro rata.

7.2 Procedures. The accounting firm engaged by the Company for general audit purposes as of the day prior to the effective date of the Change in Control shall perform all calculations required under this Section 7, applying assumptions reasonably acceptable to Executive and the Company. If the accounting firm so engaged by the Company is serving as accountant or auditor for the individual, entity or group effecting the Change in Control, the Company shall appoint a nationally recognized accounting firm to make the determinations required hereunder. The Company shall bear all expenses with respect to the determinations by such accounting firm required to be made hereunder. The accounting firm engaged to make the determinations hereunder shall provide its calculations, together with detailed supporting documentation, to the Company and Executive within fifteen (15) calendar days after the date on which Executive’s right to the Transaction Benefit is triggered (if requested at that time by the Company or Executive) or such other time as requested by the Company or Executive. If the accounting firm determines that no Excise Tax is payable with respect to the Transaction Benefit, it shall furnish the Company and Executive with an opinion reasonably acceptable to Executive that no Excise Tax will be imposed with respect to such Transaction Benefit. Any dispute regarding determinations of the accounting firm made hereunder shall be subject to the dispute resolution procedures set forth in Section 10.

Section 8. INSURANCE; INDEMNIFICATION.

During and following termination of Executive’s employment for any reason, the Company shall provide directors’ and officers’ liability insurance for Executive and shall indemnify and hold Executive harmless for any and all loss and liability for any and all authorized acts or omissions by Executive in the course and scope of his employment on the most favorable terms extended to any other senior officer or director of the Company.

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Section 9. COVENANTS OF EXECUTIVE.

9.1 No Conflicts. Executive represents and warrants that he is free to enter into and perform each of the terms and conditions of this Agreement and that his execution and/or performance of all his obligations under this Agreement does not and will not violate or breach any other agreement between Executive and any other person or entity. Executive acknowledges that but for this representation and warranty, the Company would not agree to enter into this Agreement.

9.2 Proprietary Information Obligations/Executive Policies. As a condition of employment, Executive shall abide by the Company’s standard form of Executive Proprietary Information and Inventions Agreement (the “Proprietary Information Agreement”) that he executed prior to the Effective Date. Executive further agrees that he will comply with all Company policies and procedures in effect from time to time.

9.3 No Competition. Executive agrees that, during his employment hereunder, he shall not directly or indirectly, individually or together or through any affiliate or other person, firm, corporation or entity, engage in, support or promote any Competitive Business (as defined in Section 9.3.2 below).

9.3.1 No Solicitation. During Executive’s employment by the Company and for two (2) years after the Termination Date, Executive will not, either directly or indirectly, solicit, induce, or encourage or attempt to solicit, induce, or encourage any Executive, consultant or independent contractor of the Company to terminate his or her relationship with the Company to become an employee, consultant or independent contractor to or for any other person or entity.

9.3.2 Protection of Vendor and Customer Data. Executive acknowledges and agrees that the Company’s list of actual and potential customers and vendors, customer and vendor contact information, pricing, purchasing and sale habits, histories and preferences, and all other sensitive customer and vendor data (collectively, “Vendor/Customer Database”) constitutes the Company’s highly valuable confidential and proprietary information; that the Company takes extensive steps to maintain the confidentiality of its Vendor/Customer Database; and that the Vendor/Customer Database derives value from its secrecy. As part of Executive’s pre-Effective Date employment service and his continuing employment and Board services hereunder, Executive will have access to, and shall assist in further developing the Company’s Vendor/Customer Database. Executive hereby specifically acknowledges and agrees that the Vendor/Customer Database is the Company’s valuable proprietary and confidential information, and he will take all reasonable steps to maintain its confidentiality. In order to safeguard the Vendor/Customer Database, Executive agrees that during his employment with the Company and at all times thereafter, Executive, using the Vendor/Customer Database or any other confidential information that is subject to the Proprietary Information Agreement, shall not, directly or indirectly, on behalf of any person or entity engaged in a Competitive Business (as defined below), solicit, negotiate, or enter into a business transaction with any person or entity who was an actual customer or vendor of the Company, or a potential customer or vendor with whom the Company had engaged in substantial business discussions, as of the Termination Date with whom Executive had any direct dealings. For purposes of this Agreement, “Competitive Business” means any person or entity engaged in or planning to engage in the same lines of toy/game and children’s educational and entertainment products business conducted by the Company or for which the Company has engaged in other than de minimis planning to conduct.

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9.4 Cooperation. During Executive’s employment with the Company and for three (3) years thereafter, Executive shall, upon Company’s reasonable request and in good faith and with his best efforts, subject to his reasonable availability, cooperate and assist Company in any dispute, controversy, or litigation in which Company may be involved and with respect to which Executive obtained knowledge while employed by the Company or any of its affiliates, successors, or assigns, including, but not limited to, his participation in any court or arbitration proceedings, giving of testimony, signing of affidavits, or such other personal cooperation as counsel for the Company shall request. Any such activities shall be scheduled, to the extent reasonably possible, to accommodate Executive’s business and personal obligations at the time. The Company shall pay Executive’s reasonable, pre-approved and documented travel, at the same level of accommodation as provided during his employment hereunder, and out-of-pocket expenses incurred in connection with any such cooperation (including any forgone wages, salary and other compensation and attorneys’ fees), and will reasonably accommodate Executive’s scheduling needs.

9.5 Remedies. In view of the position of confidence that Executive has and will continue to enjoy with the Company and his anticipated relationship with the clients, customers, and employees of the Company and its affiliates pursuant to his employment hereunder, and recognizing both the access to confidential financial and other information that Executive will have pursuant to his Agreement, Executive expressly acknowledges that the restrictive covenants set forth in this Section 9 are reasonable and necessary in order to protect and maintain the proprietary interests and other legitimate business interests of the Company and its affiliates. Executive further acknowledges that (i) it would be difficult to calculate damages to the Company and its affiliates from any breach of his obligations under this Section 9, (ii) that injury to the Company and its affiliates from any such breach would be irreparable and impossible to measure, and (iii) that the remedy at law for any breach or threatened breach of this Section 9 would therefore be an inadequate remedy and, accordingly, the Company shall, in addition to all other available remedies (including, without limitation, seeking such damages as it can show it and its affiliates have sustained by reason of such breach and/or the exercise of all other rights it has under this Agreement), be entitled to injunctive and other similar equitable remedies, without having to post a bond.

Section 10. DISPUTE RESOLUTION.

Executive and the Company agree that any and all disputes, claims, or causes of action, in law or equity, arising from or relating in any way to the enforcement, breach, performance, execution or interpretation of this Agreement, Executive’s employment, or the termination of that employment, shall be resolved, to the fullest extent permitted by law, by final, binding and confidential arbitration in San Francisco, California, conducted by Judicial Arbitration and Mediation Services, Inc. (“ JAMS”) or its successor, under the then applicable JAMS rules. Executive acknowledges that by agreeing to this arbitration procedure, both Executive and the Company waive the right to resolve any such dispute through a trial by jury or judge or administrative proceeding . The arbitrator shall: (i) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be

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permitted by law; and (ii) issue a written arbitration decision including the arbitrator’s essential findings and conclusions and a statement of the award. The arbitrator shall be authorized to determine if an issue is subject to this arbitration obligation, and to award any or all remedies that either Party would be entitled to seek in a court of law. The Company shall pay all JAMS’ arbitration fees. Nothing in this Agreement will prevent either Executive or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any arbitration.

Section 11. ASSIGNABILITY.

This Agreement is binding upon and inures to the benefit of the Parties and their respective heirs, executors, administrators, personal representatives, successors and assigns. The Company may assign its rights or delegate its duties under this Agreement at any time and from time to time, but such assignment shall not relieve the Company of its obligations hereunder. Executive may not assign any of his rights or delegate any of his duties under this Agreement, either voluntarily or by operation of law, without the prior written consent of the Company, which may be given or withheld by the Company in its sole and absolute discretion.

Section 12. NOTICES.

Notices under this Agreement shall be in writing and mailed by certified or registered United States mail, return receipt requested, delivered by express overnight courier (e.g., Federal Express), or personally delivered, to the Executive at his business address or most current residential address as reflected in the Company’s most current personnel records, or to the Company, sent to the attention of the Company’s General Counsel at the most current corporate headquarter mailing address. Notice by mail shall be deemed received three (3) business days after the date of mailing.

Section 13. MISCELLANEOUS.

13.1 Conflicting Terms. To the extent this Agreement conflicts with the terms and conditions in the Proprietary Information Agreement or other agreement or Company plan, program, policy or practice, this Agreement shall control unless the Company and Executive otherwise agree by specific reference to this Section 13.1.

13.2 Entire Agreement. This Agreement (including the Exhibit thereto) and the agreements referenced herein embody the entire representations, warranties, covenants and agreements in relation to the subject matter hereof and supersede any previous understandings or agreements between the Company and Executive, whether oral or written, including, without limitation, the offer letter agreement dated and effective November 11, 2004 between the Company and Executive. No other representations, warranties, covenants, understandings or agreements in relation hereto exist between the parties except as otherwise expressly provided herein. Upon the Effective Date, Executive shall cease to be an “Eligible Employee” for purposes of the LeapFrog Enterprises, Inc. Executive Management and Change in Control Benefit Plan.

13.3 Amendment. This Agreement may not be amended except by an instrument in writing executed by Executive and a duly authorized member of the Board.

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13.4 Applicable Law; Choice of Forum. This Agreement has been made and executed under, and will be construed and interpreted in accordance with, the substantive laws of the State of California without respect to conflicts of law principles.

13.5 Severability. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question will be modified so as to be rendered enforceable in a manner consistent with the intent of the Parties insofar as possible.

13.6 Non-Waiver of Rights and Breaches. Any waiver by a Party of any breach of any provision of this Agreement must be in writing to be effective, and will not be deemed to be a waiver of any subsequent breach of that provision or of any breach of any other provision of this Agreement. No failure or delay in exercising any right, power, or privilege granted to a Party under any provision of this Agreement will be deemed a waiver of that or any other right, power or privilege. No single or partial exercise of any right, power or privilege granted to a Party under any provision of this Agreement will preclude any other or further exercise of that or any other right, power or privilege.

13.7 Interpretation of Agreement. Each of the Parties has been represented by counsel in the negotiation and preparation of this Agreement. The Parties agree that this Agreement is to be construed as jointly drafted. Accordingly, neither Party shall be construed as the “drafter” of the Agreement for purposes of interpreting its terms. The headings used in this Agreement are inserted for ease of reference only, and shall have no effect in the construction or interpretation of this Agreement.

13.8 Gender and Number. Concerning the words used in this Agreement, the singular form shall include the plural form, the masculine gender shall include the feminine or neuter gender, and vice versa, as the context requires, and the word ‘person’ shall include any natural person, partnership, corporation, association, trust, estate or other legal entity. The conjunction “or” shall be inclusive and not exclusive.

13.9 Public Announcements. The Company shall give Executive a reasonable opportunity to review and comment on any public announcement (including any filing with a governmental agency or stock exchange) relating to this Agreement or Executive’s employment by the Company.

13.10 Counterparts. This Agreement and any amendment or supplement to this Agreement may be executed in two or more counterparts, each of which will constitute an original but all of which will together constitute a single instrument. Transmission by facsimile or PDF of an executed counterpart signature page hereof by a Party shall constitute due execution and delivery of this Agreement by such party.

13.11 No Mitigation. Executive shall not be required to mitigate damages or the amount of any payment provided for under this Agreement by seeking other employment or otherwise, nor shall the amount of any payment provided for under this Agreement be reduced by any compensation earned by Executive as a result of employment by another employer.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

EXECUTIVE:

/s/ William B. Chiasson
William Chiasson

COMPANY:

LEAPFROG ENTERPRISES, INC.

Jeffrey G. Katz
By:
Chairman

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EXHIBIT A

FORM OF RELEASE

GENERAL RELEASE

I confirm that I have been paid all accrued salary, bonuses and other compensation (including accrued unused vacation) owed to me for my employment services to LeapFrog Enterprises, Inc. (the “Company”) through and including my employment termination date (the “Separation Date”).

In consideration for the severance and other post-termination benefits to be provided to me pursuant to my Employment Agreement with the Company dated effective as of March 1, 2010 (the “Agreement ”), I hereby release the Company, its parents, subsidiaries, successors, predecessors and affiliates, and each of such entities’ directors, officers, employees, agents, attorneys, insurers, affiliates and assigns, of and from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys fees, damages and obligations of every kind and nature, in law, equity, or otherwise, known and unknown, suspected and unsuspected, arising out of or in any way related to agreements, events, acts or conduct at any time prior to and including the date I sign this General Release (the “Release”). This general release includes, but is not limited to: (a) all claims arising out of or in any way related to my employment with the Company, the termination of that employment, or my role or activities as a director of the Company or the termination of that role; (b) all claims related to my compensation or benefits, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other equity interests in the Company; (c) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (d) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (e) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990 (as amended), the federal Age Discrimination in Employment Act (as amended), the California Labor Code, and the California Fair Employment and Housing Act (as amended). Notwithstanding the foregoing, this release shall not release the Company from (i) its obligation to reimburse me for valid business expenses that I have incurred on behalf of the Company and in compliance with its policies and that I submit for reimbursement within sixty (60) days after the Separation Date, (ii) its obligations under any outstanding Option or Equity Award (as defined in the Agreement) I may hold or any Company-sponsored retirement plan, (iii) any obligation to indemnify me pursuant to the Company’s certificate of incorporation and bylaws, any written indemnification agreement to which I am a party or applicable law, or (iv) any obligation to be performed by it after the Release Effective Date (as defined below) under the Agreement. I represent that I have no lawsuits, claims or actions pending in my name, or on behalf of any other person or entity, against the Company or any other person or entity subject to the release granted in this paragraph.

I acknowledge that I am also knowingly and voluntarily waiving and releasing any rights that I may have under the under the Age Discrimination in Employment Act of 1967, as amended (the

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“ADEA”). I acknowledge that the consideration given for this waiver and release is in addition to anything of value to which I was already entitled. I further acknowledge that I have been advised by this writing, as required by the ADEA, that: (a) my waiver and release do not apply to any rights or claims that may arise after the date I sign this Release; (b) I have been advised hereby that I should consult with an attorney prior to executing this Release; (c) I have twenty-one (21) days to consider this Release (although I may choose to voluntarily sign it earlier); (d) I have seven (7) days after the date I sign this Release to revoke my agreement to it (by providing the Company (through its General Counsel) with written notice of such revocation); and (e) my acceptance of this Release will not be effective until the date upon which the revocation period has expired, which will be the eighth day after I sign it (provided I do not earlier revoke my acceptance of it) (the “Release Effective Date”).

I understand that this Release includes a release of all unknown and unsuspected claims. I acknowledge that I have read and understand Section 1542 of the California Civil Code, which states: “A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.” I hereby waive all rights and benefits under Section 1542 of the California Civil Code and any law or legal principle of similar effect in any jurisdiction with regard to this Release, including my release of unknown and unsuspected claims herein.

This Release, together with the Agreement (including any exhibits thereto), constitutes the complete, final and exclusive embodiment of the entire agreement between the Company and me with regard to the subject matter hereof. I am not relying on any promise or representation by the Company that is not expressly stated herein.

Understood and agreed:

	Date:	______________________________
WILLIAM CHIASSON

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